INVESTMENT MANAGEMENT

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May 1, 2023	(d)(1)(D)(iv)

Voya Investors Trust
7337 E. Doubletree Ranch Road
Suite 100
Scottsdale, AZ 85258-2034
Re: Management Fee Waiver
Ladies and Gentlemen:

By this letter dated May 1, 2023, we have agreed to waive a portion of the management fee payable to us under the Investment Management Agreement, dated May 1, 2017, between Voya Investments, LLC ("VIL") and Voya Investors Trust ("VIT") (the "Agreement"), with respect to Voya Large Cap Value Portfolio and VY® CBRE Real Estate Portfolio (each, a "Portfolio" and together, the "Portfolios"), each a series of VIT, indicated in the table below. By this letter, we agree to waive that fee for the period from May 1, 2023 through May 1, 2024.

This waiver (the "Waiver") is "outside" each Portfolio's expense limit arrangements under a separate expense limitation agreement (the "ELA"). This means that the Waiver does not reduce the Portfolio's net operating expense ratio before the ELA is applied. The waiver is deducted after the ELA is applied. However, with respect to any share class of the Portfolios that has a 0.00% expense limit, the Waiver cannot further reduce the 0.00% net expense ratio experienced by shareholders with respect to that share class.

VIL acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Series	Waiver
(as a percentage of
average daily net assets)
Voya Large Cap Value Portfolio	0.010%
VY® CBRE Real Estate Portfolio	0.067%

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VIT.

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May 1, 2023

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

By: /s/ Todd Modic____________

Name: Todd Modic

Title: Senior Vice President

Voya Investments, LLC

ACCEPTED AND AGREED TO:

Voya Investors Trust

By: /s/ Kimberly A. Anderson

Name: Kimberly A. Anderson

Title: Senior Vice President, Duly Authorized